Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-282014

Prospectus Supplement No. 2

(To Prospectus dated October 2, 2024)

BOLT PROJECTS HOLDINGS, INC.

This prospectus supplement updates, amends and supplements the prospectus dated October 2, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282014). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 26, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 26, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2024

Bolt Projects Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40223	86-1256660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2261 Market Street, Suite 5447 San Francisco, CA	94114
(Address of principal executive offices)	(Zip Code)

(415) 325-5912

(Registrant’s telephone number, including area code)

Golden Arrow Merger Corp.

10 E. 53rd Street, 13th Floor

New York, NY 10022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	BSLK	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50	BSLKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 25, 2024, Bolt Projects Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Daniel Widmaier, the Company’s Chief Executive Officer and a member of the board of directors of the Company (the “Board”); David Breslauer, the Company’s Chief Technology Officer and a member of the Board; Randy Befumo, the Company’s Interim Chief Financial Officer; Jery Finard, a member of the Board; and an entity affiliated with Jerry Fiddler, a member of the Board (collectively, the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell an aggregate of 1,058,826 shares of its common stock, par value $0.0001 per share (the “Shares”), to the Purchasers for aggregate gross proceeds of approximately $360,000 before deducting any offering expenses (the “Private Placement”). The purchase price for each Share was $0.34, which was equal to the closing price of the Company’s common stock on Nasdaq on the date the Purchase Agreement was entered into. The Private Placement is expected to close on December 2, 2024 or as soon as practicable thereafter.

The Private Placement is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Shares were not registered under the Securities Act or any state securities laws and may not be reoffered or resold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

The foregoing description of the Purchase Agreement does not purport to be a complete description of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information called for by this Item 3.02 is contained in Item 1.01, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 24, 2024, Daniel Steefel notified the Company of his resignation as a member of the Board and the audit committee of the Board, effective as of that date. Mr. Steefel’s resignation was not the result of any disagreement with the Company, the Board, management, or any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Securities Purchase Agreement, dated November 25, 2024, by and among Bolt Projects Holdings, Inc. and the purchasers named therein.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOLT PROJECTS HOLDINGS, INC.

Date: November 26, 2024	By:	/s/ Daniel Widmaier
	Name:	Daniel Widmaier
	Title:	Chief Executive Officer

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